Exhibit 10.1

As adopted by the Board of Directors

on September 10, 2020, retroactively

effective as of September 1, 2020.

SECOND AMENDED AND RESTATED EXECUTIVE STOCK PURCHASE PLAN

The purpose of this Second Amended and Restated Executive Stock Purchase Plan (the “Plan”) is to provide an opportunity for Executives of Blonder Tongue Laboratories, Inc. (the “Company”) to purchase Common Stock of the Company, which will further align their interests with stockholders and provide additional incentives for Executives to contribute to the success of the Company. This Plan is retroactively effective as of September 1, 2020 and supersedes and replaces the Amended and Restated Executive Stock Purchase Plan adopted by the Board of Directors on November 8, 2016.

1. DEFINITIONS

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Committee” shall mean the Compensation Committee of the Board.

(c) “Common Stock” shall mean the common stock of the Company, par value $.001 per share, or any stock into which such common stock may be converted.

(d) “Default Initial Purchase Date” shall have the meaning ascribed thereto in Section 2(c) of the Plan.

(e) “Executive” shall mean an individual regularly employed by the Company and classified by the Company as an “officer” pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”).

(f) “Fair Market Value” means, with respect to a share of Common Stock as of any given date, (i) if the Common Stock is traded on the over-the-counter market, the arithmetic mean of the bid and the asked prices for the Common Stock at the close of trading on that date, or if that day is not a trading day (i.e., a weekend, holiday or no trades were made), on the trading day immediately preceding such day; (ii) if the Common Stock is listed on a national securities exchange, the arithmetic mean of the high and low selling prices of the Common Stock on that date, or if that day is not a trading day, on the trading day immediately preceding such day; and (iii) if the Common Stock is neither traded on the over-the-counter market nor listed on a national securities exchange, such value as the Committee, in good faith, shall determine.

(g) “IT Policy” shall mean collectively the Company’s Statement of Company Policy on Insider Trading and the Policy Regarding Special Trading Procedures, as they may be amended or modified from time to time.

(h) “Notice of Election” shall have the meaning ascribed thereto in Section 2 of the Plan.

(i) “Participant” shall mean a participant in the Plan as described in Section 2 of the Plan.

(j) “Periodic Purchases” shall have the meaning ascribed thereto in Section 2(a) of the Plan.

(k) “Purchase Date” shall mean a payroll date on which the Company regularly makes payment of Salary to the Executives (currently every two (2) weeks on Friday), as such date(s) may be amended by the Company from time to time.

(l) “Salary” shall mean an Executive’s base cash pay (excluding variable cash payments such as sales commissions, incentive bonuses and the like) paid on account of personal services rendered by the Executive to the Company, net of all tax withholdings and other required or authorized deductions other than amounts deducted pursuant to the Plan.

(m) “Single Purchase” shall have the meaning ascribed thereto in Section 2(b) of the Plan.

(n) “Trading Window” shall mean and refer to a “trading window” as defined in the IT Policy.

(o) “1933 Act” shall have the meaning ascribed thereto in Section 5(a) of the Plan.

(p) “1934 Act” shall have the meaning ascribed thereto in Section 1(e) of the Plan.

As adopted by the Board of Directors

on September 10, 2020, retroactively

effective as of September 1, 2020.

2. ELIGIBILITY AND ELECTIONS

Any Executive shall be eligible to participate in the Plan only during such Executive’s tenure as such. An Executive who is eligible to participate in the Plan in accordance with this Section 2 may become a “Participant” by filing a completed Notice of Election to Participate (“Notice of Election”) on a form substantially similar to the form attached hereto as Annex A or as otherwise prescribed by the Company, which Executive’s Notice of Election is subject to approval by the Company’s Compliance Officer (under and as defined in the IT Policy). If a Participant is terminated as an Executive (due to death, demotion, termination of employment or otherwise), he or she will no longer be entitled to participate in the Plan. In addition, with regard to any standing Notice of Election in effect as of the date of termination as an Executive, such Notice of Election shall be terminated effective immediately on the date of termination as an Executive and he or she will not be entitled to purchase shares of Common Stock under the Plan on the next Purchase Date, but instead shall receive in cash the Salary payment (if any) to which he or she is due.

Pursuant to the following terms in this Section 2, an Executive may elect to make Periodic Purchases or a Single Purchase:

(a) Periodic Purchases - An Executive may elect to receive shares of Common Stock in lieu of Salary for any specified time period (but not less than two Purchase Dates and not more than 26 Purchase Dates) (“Periodic Purchases”) by delivering a Notice of Election to the Company with all necessary information completed (including the dollar amount of Salary to be withheld (or in lieu of a specific dollar amount, the percentage of the Salary paid, to be withheld) and the number of Purchase Dates), subject to the restrictions set forth herein (including without limitation, Section 2(c) and 4 below).

(b) Single Purchase – An Executive may elect to receive shares of Common Stock in lieu of Salary for only one Purchase Date (“Single Purchase”) by delivering a Notice of Election with all necessary information completed (including the dollar amount of Salary to be withheld), subject to the restrictions set forth herein.

(c) Timing Restrictions –The Purchase Date (both in the case of a Single Purchase and in the case of the first Purchase Date in connection with a series of Periodic Purchases), for which purchases may be made under the Plan is (i) if made pursuant to the terms of a Deferred Compensation Agreement entered into between the Company and the Executive, the date set forth in the Deferred Compensation Agreement and (ii) if not made pursuant to the terms of a Deferred Compensation Agreement entered into between the Company and the Executive, the first Purchase Date that is not less than 15 calendar days after the Company receives the fully completed and executed Notice of Election from the Executive (as such date of receipt shall be determined by the Company in its sole discretion), provided, however that (i) if the proposed Purchase Date is within sixty (60) calendar days after the Company receives the fully completed and executed Notice of Election from the Executive and such proposed Purchase Date would not fall during a Trading Window, then the Purchase Date will be extended to the second trading day after the date of public disclosure of the financial results for the fiscal quarter or year end with respect to which such Trading Window was closed (“Default Initial Purchase Date”). An Executive may choose the first Purchase Date to be a date later than the Default Initial Purchase Date by designating such a date in the Notice of Election; however, absent such a designation, the first Purchase Date shall be the Default Initial Purchase Date. Once a Notice of Election has been received and approved by the Company, it cannot be modified by the Executive in any material respect (e.g., can’t change amount (or percentage, as the case may be) to be purchased, the Purchase Date(s) or the number of purchases), other than the right to discontinue participation under Section 4(b) below.

3. PURCHASES

The number of shares of Common Stock delivered in lieu of any cash payment of Salary on any Purchase Date shall be determined by dividing the Salary amount to be withheld on such Purchase Date (per the Notice of Election) by the Fair Market Value of the Common Stock on the relevant Purchase Date, and then rounding down to the nearest whole share. All Common Stock issued in lieu of Salary on any Purchase Date shall be issued in the name of the Executive effective as of the Purchase Date in the form of uncertificated shares registered on the books of the Company (or held as book entry shares under a program administered by the Company’s transfer agent). Any cash amounts remaining due to rounding down of shares shall be recorded in a separate bookkeeping account for each Executive, which shall be applied on the next Purchase Date if sufficient in amount (along with all previous accrued bookkeeping amounts in such account) to acquire a whole share of Common Stock on a Purchase Date; provided that the Executive may request payment in cash of the accrued amount in his bookkeeping account at any time. All payroll deductions so held in a bookkeeping account by the Company may be commingled with other corporate funds, and no interest shall be paid or credited to the Participant with respect to such payroll deductions (except where required by local law as determined by the Committee).

4. LIMITATIONS

(a) The maximum number of shares that can be purchased by all Participants, in the aggregate, pursuant to the Plan is 750,000 shares of Common Stock, as such amount may be proportionally adjusted by the Committee from time to time if there is any increase or decrease in the number of outstanding shares of Common Stock because of a stock split, stock dividend, combination, recapitalization or similar proportionate adjustment of shares of Common Stock. If the number of shares to be purchased on a Purchase Date by all Participants exceeds the number of shares then remaining available for issuance under the Plan, the Company will make a pro rata allocation of the remaining shares as shall be reasonably practicable as the Committee, in its absolute discretion, shall determine. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased to each Participant affected.

As adopted by the Board of Directors

on September 10, 2020, retroactively

effective as of September 1, 2020.

(b) An Executive may discontinue participation in the Plan under exceptional circumstances with the approval of the Compliance Officer of the IT Policy, which request for discontinuation shall be made by written notice to the Company on a form prescribed by the Company. If participation is discontinued, the Executive will then only receive cash for all future Salary, unless a new Notice of Election is completed in the future; provided however, that any Executive who discontinues participation under this Section 4(b) must wait at least 30 days after the effective date of such notice to discontinue before the Executive can submit to the Company a new Notice of Election. An Executive is prohibited from submitting multiple, overlapping Notices of Election, such as submitting a Notice of Election for a Single Purchase while a Notice of Election is still operative (i.e., Purchase Dates remain) for a Periodic Purchase plan covering the same Purchase Date. Without limiting the foregoing, an Executive may submit a new Notice of Election while a Notice of Election is still operative as long as the first Purchase Date under the new Notice of Election is subsequent to the last Purchase Date under the existing Notice of Election.

5. REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAW

(a) In connection with entering into a Notice of Election, the Executive shall make certain representations, warranties and covenants to the Company as are set forth in Exhibit A to the Notice of Election, which, among other things, relate to the Common Stock not being registered under the Securities Act of 1933, as amended (“1933 Act”), the need to report purchases under Section 16 of the 1934 Act and compliance with Rule 10b5-1(c) under the 1934 Act.

(b) The Plan and all shares of Common Stock granted pursuant to the Plan are subject to the Company’s IT Policy, provided that the Notice of Election shall be deemed to be a “Trading Plan” as defined under the IT Policy and the Executive is permitted to execute a Notice of Election before receiving approval of the Compliance Officer. If there is ever a conflict between the Plan and the IT Policy, the IT Policy shall govern. Notwithstanding anything to the contrary in this Section 5(b), an Executive shall only submit a Notice of Election when (i) there is a Trading Window, and (ii) the Executive is not in possession of material non-public information about the Company or otherwise restricted from making purchases under the IT Policy (e.g., trading suspension due to material developments not yet disclosed to the public). A Notice of Election received in violation of the prior sentence shall not be effective.

6. ADMINISTRATION

The Plan shall be administered by the Committee and its designees. The Committee shall have the power to (a) establish, adopt, revise, amend or rescind any guidelines, rules and regulations as it may deem necessary or advisable to administer the Plan, and (b) interpret the terms of, and rule on any matter arising under, the Plan or any purchases under the Plan.

7. APPROVAL AND TERMINATION

The Plan was adopted by the Board of Directors of the Company on September 10, 2020, and made effective retroactively as of September 1, 2020. The Committee may revoke the right to receive shares of Common Stock pursuant to any election under the Plan, and the Board may terminate the Plan in its entirety, at any time, in their sole and absolute discretion. In any such case, all earned but previously unpaid Salary will be paid in cash to the Executive on the appropriate Purchase Dates regardless of any prior election by the Executive to receive such Salary in the form of shares of Common Stock, provided the Executive is then entitled to receive the payment of Salary.

As adopted by the Board of Directors

on September 10, 2020, retroactively

effective as of September 1, 2020.

Annex A

BLONDER TONGUE LABORATORIES, INC.

SECOND AMENDED AND RESTATED EXECUTIVE STOCK PURCHASE PLAN (“PLAN”)

NOTICE OF ELECTION TO PARTICIPATE

Capitalized terms used in this Notice and not otherwise defined have the meanings ascribed thereto in the Plan.

Check One and Provide Information on Purchase(s):

☐	Enrollment for Single Purchase of $ ________________

☐	Enrollment for Periodic Purchases

Amount of Payroll Deduction on each Purchase Date: $_____________ OR

____% of Salary due on each Purchase Date to be deducted for Periodic Purchases.

Number of Purchase Dates: _________________

Enrollment and Payroll Deduction Authorization

1.	Print name of Participant __________________________________________

2.	First Purchase Date:* _____________________________________________

*	Except to the extent that the first Purchase Date is pursuant to the terms of a Deferred Compensation Agreement between the Company and the undersigned Participant, the first Purchase Date must be not less than 15 calendar days after the Company receives this Notice of Election and otherwise meet the additional restrictions and limitations set forth in Section 2(c) of the Plan. If no date is chosen in this item 2 or if the date chosen is too soon, then the “Default Initial Purchase Date” will be applied per Section 2(c) of the Plan.

3.	I elect to participate in the Blonder Tongue Laboratories, Inc. (the “Company”) Second Amended and Restated Executive Stock Purchase Plan (the “Plan”) and to purchase shares of the Company’s Common Stock (the “Shares”) in accordance with this Notice of Election to Participate (“Notice of Election”).

4.	I authorize payroll deductions from each of my paychecks of the amount set forth above for each Purchase Date, which shall be deducted on the number of Purchase Dates set forth above. The purchase(s) will commence on the first Purchase Date pursuant to item 2 above. See Section 2(a) of the Plan for restrictions on the number of Purchase Dates (i.e., maximum of 26 Purchase Dates).

5.	I understand that my payroll deductions will be used for the purchase of Shares under the Plan at the applicable purchase price determined in accordance with the Plan (see Section 3 of the Plan). I further understand that except as otherwise set forth in the Plan or this Notice of Election, Shares will be purchased for me automatically on each Purchase Date per my instructions above, unless I discontinue participation in the Plan or otherwise become ineligible to participate in the Plan.

6.	I acknowledge that I have reviewed closely and understand the terms and conditions (including all representations, warranties, covenants and agreements) set forth in the attached Exhibit A. I have also reviewed and understand the terms and conditions of the Plan, a complete copy of which has been provided to me and is on file with the Company.

7.	By executing this Notice of Election, I hereby agree to be bound by the terms of the Plan and this Notice of Election, including the attached Terms and Conditions in Exhibit A.

PARTICIPANT:	APPROVAL BY THE COMPANY:

Signature: _____________________________	By: _____________________________

Social Security No. _____________________________	Name: _____________________________

Date: _____________________________	Title: _____________________________

Date: _____________________________

Please complete, sign and return this Notice of Election to: Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857 Attention: Chief Financial Officer

As adopted by the Board of Directors

on September 10, 2020 and retroactively

effective as of September 1, 2020

EXHIBIT A

Terms and Conditions of Purchases

As a condition to all purchases of Common Stock under the Plan and participation in the Plan, the Executive (“Executive”) who signed this Notice of Election to Participate (“Notice of Election”) agrees to the terms and conditions (including without limitation, the representations, warranties, covenants and agreements) set forth in this Exhibit A to the Notice of Election. Defined terms used in this Exhibit A shall have the meaning ascribed to such terms in the Plan, unless otherwise explicitly defined herein. Any reference to the Notice of Election herein shall include the Terms and Conditions set forth in this Exhibit A.

Full Payment; Release. Executive agrees to accept shares of Common Stock under the Plan (“Shares”) in full payment and satisfaction of unpaid Salary pursuant to the terms of the Plan. Executive agrees that the Shares constitute payment in full of the unpaid Salary, and hereby releases the Company, and its officers, directors and agents from any liability or obligation related to the unpaid Salary.

Representations and Warranties. Executive makes the following representations and warranties to the Company:

It is the intent of Executive and the Company that purchases under the Plan pursuant to this Notice of Election shall comply with the requirements of Rule 10b5-1(c) under the 1934 Act and this Notice of Election shall be interpreted to comply with the requirements of Rule 10b5-1(c). Executive hereby authorizes the Company and the Committee to administer the Notice of Election in accordance with the Plan and the terms and conditions of this Notice of Election.

In entering into and executing this Notice of Election, Executive is not in possession of any material nonpublic information regarding the Company, and is entering into this Notice of Election in good faith and not as part of a scheme to evade the prohibitions of Rule 10b5-1. Executive’s participation in the Plan pursuant to this Notice of Election does not violate any of the Company’s corporate policies regarding insider trading (also see Section 5(b) of the Plan). Likewise, Executive acknowledges and agrees that this Notice of Election is subject to approval by the Company’s Compliance Officer (as defined in the IT Policy), which approval shall be evidenced by signature on the Notice of Election by the Compliance Officer.

Except for discontinuing participation in the Plan, Executive understands that, he will not have, nor will he attempt to exercise, any authority, influence, or control over how, when, or whether to effect any purchases made pursuant to this Notice of Election.

Executive had the opportunity to review this Notice of Election and his participation in the Plan with his own counsel. Executive acknowledges that receipt of the Shares in lieu of Salary is a taxable event. Executive has consulted or will consult with his personal tax adviser concerning the tax consequences of participation in the Plan pursuant to this Notice of Election, and has not relied on tax advice from the Company or any of its representatives.

Executive shall be responsible for complying with Sections 13(d) and 16 of the 1934 Act and all other provisions, rules, and regulations under the 1934 Act, including making appropriate disclosures under Schedule 13D or Schedule 13G and filing Form 4’s or Form 5’s and avoiding short swing transactions. In particular, Executive will not sell any Common Stock or enter into any derivative arrangements that would cause purchases under this Notice of Election to violate Section 16(b) of the 1934 Act.

Executive is acquiring the Shares for Executive’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the 1933 Act. Executive has no present intention of selling or otherwise disposing of all or any portion of the Shares to be acquired under the Plan. Executive has access to all of the Company’s reports and other filings made with the U.S. Securities and Exchange Commission (“SEC”), including without limitation, the most recent Form 10-Q, Form 10-K and Proxy Statement. In addition, as an executive officer of the Company, Executive has access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition, and Executive had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

As adopted by the Board of Directors

on September 10, 2020 and retroactively

effective as of September 1, 2020

Executive is fully aware of: (i) the highly speculative nature of the investment in the Shares; (ii) the financial hazards involved; (iii) the limited liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Executive may not be able to sell or dispose of the Shares pursuant to restrictions under federal securities laws); and (iv) the qualifications and backgrounds of principals of the Company. Executive is capable of evaluating the merits and risks of this investment, has the ability to protect Executive’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

Compliance with Federal Securities Laws. Executive understands and acknowledges that, in reliance upon the representations and warranties made by Executive herein, the Shares have not been registered with the SEC under the 1933 Act, but have been issued under an exemption or exemptions from the registration requirements of the 1933 Act which impose certain restrictions on Executive’s ability to transfer the Shares. Executive understands that Executive may not transfer any Shares unless the Shares are registered under the 1933 Act or sold in accordance with Rule 144 promulgated under the 1933 Act or another exemption available under the 1933 Act. Under Rule 144, Executive may resell the Shares of Common Stock acquired under the Plan after meeting certain holding period, volume and manner of sale requirements contained in Rule 144, along with filing a Form 144 with the SEC. Executive should consult with legal counsel to ensure compliance with all of the conditions for a private transaction or a sale pursuant to Rule 144. Executive further understands and agrees that the Company’s transfer agent will designate the Shares as “restricted stock” with applicable transfer restrictions and/or may cause restrictive legends to be placed upon any certificate(s) evidencing ownership of the Shares which reflect these restrictions on transfer.

Termination. Executive’s participation in the Plan pursuant to this Notice of Election shall automatically terminate upon the earlier of (a) Executive’s termination as an Executive (due to death, demotion, termination of Executive or otherwise); (b) the expiration of this Notice of Election (i.e., all purchases have been made per the terms of this Notice of Election); (c) the Company’s receipt and approval of written notice from Executive to discontinue participation in the Plan (see Section 4(b) of the Plan); or (d) the Company’s termination of this Notice of Election or the Plan (e.g., see Section 7 of the Plan). Without limiting the foregoing, the Company may, at its option, terminate this Notice of Election if any legal, contractual, regulatory, or other restriction is applicable to Executive or the Company, including without limitation, any restriction related to a merger or acquisition, which would prohibit any purchase pursuant to this Plan.

Indemnity. Executive agrees to indemnify and hold harmless the Company, and each employee, director, officer and agent of the Company, against any losses, claims, damages, expenses, or other liabilities (including, but not limited to, reasonable attorneys’ fees and court costs) with respect to any lawsuit, investigation, or other proceeding arising out of or based on the transactions contemplated by this Notice of Election pursuant to the Plan, including without limitation, any losses resulting from Executive’s misrepresentation in his representations and warranties herein and any breach by Executive of the covenants herein.

Miscellaneous This Notice of Election shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of laws principles, except to the extent that federal and state securities laws govern portions of the Plan or this Notice of Election. The headings contained herein are for reference purposes only and shall not control or affect the construction of this agreement or the interpretation hereof in any respect. Failure of the Company at any time to enforce any portion or provision of this Notice of Election or the terms of the Plan shall not be construed as a waiver of such portion or provision thereof and shall not affect the rights of the Company to enforce each and every portion and provision in accordance with its terms. This Agreement shall be binding upon and shall inure to the benefit of any and all successors, permitted assigns, heirs, executors and personal representatives of the parties hereto. Participation in the Plan and the right to purchase Shares pursuant to this Notice of Election shall not be assigned by Executive and any attempted assignment shall be void. To the extent of any conflict between the terms contained in this Notice of Election and the terms of the Plan, the terms of the Plan shall control.